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                                               FILED PURSUANT TO RULE 424(B)(3)
                                                    REGISTRATION NO. 333-210273
AXA Equitable Life Insurance Company
SUPPLEMENT DATED MAY 16, 2016 TO THE MAY 1, 2016 PROSPECTUS FOR STRUCTURED CAPITAL STRATEGIES(R) 16

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This Supplement modifies certain information in the above-referenced Prospectus
(the "Prospectus") offered by AXA Equitable Life Insurance Company ("AXA Equitable"). You should read this Supplement in conjunction with your Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in your Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center referenced in your Prospectus.

On or about May 16, 2016, Structured Capital Strategies(R) 16 will be available for sale in California. Accordingly, "Appendix II: State contract availability and/or variations of certain features and benefits" in the Prospectus is hereby supplemented with the following:

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
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 STATE      FEATURES AND BENEFITS             AVAILABILITY OR VARIATION
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
CALIFORNIA  See "We require that the          You are not required to use our
            following types of                forms when making a transaction
            communications be on specific     request. If a written request
            forms we provide for that         contains all the information
            purpose" in "How to reach us"     required to process the request,
                                              we will honor it.

            See "Contract features and        If you reside in California and
            benefits" -- "Your right to       you are age 60 or older at the
            cancel within a certain number    time the contract is issued, you
            of days"                          may return your variable annuity
                                              contract within 30 days from the
                                              date that you receive it and
                                              receive a refund as described
                                              below.

                                              If you allocate your entire
                                              initial contribution to the
                                              EQ/Money Market option, the
                                              amount of your refund will be
                                              equal to your contribution,
                                              unless you make a transfer, in
                                              which case the amount of your
                                              refund will be equal to your
                                              account value on the date we
                                              receive your request to cancel
                                              at our processing office. This
                                              amount could be less than your
                                              initial contribution. If you
                                              allocate any portion of your
                                              initial contribution to the
                                              variable investment options
                                              (other than the EQ/Money Market
                                              option), your refund will be
                                              equal to your account value on
                                              the date we receive your request
                                              to cancel at our processing
                                              office.

                                              "RETURN OF CONTRIBUTION" FREE
                                              LOOK TREATMENT AVAILABLE THROUGH
                                              CERTAIN SELLING BROKER-DEALERS

                                              Certain selling broker-dealers
                                              offer an allocation method
                                              designed to preserve your right
                                              to a return of your
                                              contributions during the free
                                              look period. At the time of
                                              application, you will instruct
                                              your financial professional as
                                              to how your initial contribution
                                              and any subsequent contributions
                                              should be treated for the
                                              purpose of maintaining your free
                                              look right under the contract.
                                              Please consult your financial
                                              professional to learn more about
                                              the availability of "return of
                                              contribution" free look
                                              treatment.

                                              If you choose "return of
                                              contribution" free look
                                              treatment of your contract, we
                                              will allocate your entire
                                              contribution and any subsequent
                                              contributions made during the 30
                                              day period following the
                                              Contract Date, to the EQ/Money
                                              Market investment option. In the
                                              event you choose to exercise
                                              your free look right under the
                                              contract, you will receive a
                                              refund equal to your
                                              contributions.

                                              If you choose the "return of
                                              contribution" free look
                                              treatment and your contract is
                                              still in effect on the 30th day
                                              (or next business day) following
                                              the Contract Date, we will
                                              automatically reallocate your
                                              account value to the investment
                                              options chosen on your
                                              application.
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                   Form No. IM-08-16 (5/16)            Catalog No.155797 (5/16)
                   SAR SCS 16 New Biz/Inforce -
                   CA only                                              #194742

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
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 STATE       FEATURES AND BENEFITS             AVAILABILITY OR VARIATION
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
CALIFORNIA                                     Any transfers made prior to the
(CONTINUED)                                    expiration of the 30 day free
                                               look will terminate your right
                                               to "return of contribution"
                                               treatment in the event you
                                               choose to exercise your free
                                               look right under the contract.
                                               Any transfer made prior to the
                                               30th day following the Contract
                                               Date will cancel the automatic
                                               reallocation on the 30th day (or
                                               next business day) following the
                                               Contract Date described above.
                                               If you do not want AXA Equitable
                                               to perform this scheduled
                                               one-time reallocation, you must
                                               call one of our customer service
                                               representatives at 1 (800)
                                               789-7771 before the 30th day
                                               following the Contract Date to
                                               cancel.

                                               If you purchased your contract
                                               from a financial professional
                                               whose firm submits applications
                                               to AXA Equitable electronically,
                                               the Dollar Cap Averaging Program
                                               may not be available at the time
                                               your contract is issued. If this
                                               is the case and you wish to
                                               participate in the program after
                                               your contract has been issued,
                                               you must make your election on
                                               the applicable paper form and
                                               submit it to us separately.
                                               Depending on when we receive
                                               your form, you may miss the
                                               first available date on which
                                               your account value would
                                               otherwise be transferred to your
                                               designated Segment Type Holding
                                               Accounts.

             See "Dollar Cap Averaging         If you elect to invest in the
             Program" and "Your right to       Dollar Cap Averaging Program,
             cancel within a certain number    you will not be eligible for the
             of days" in "Contract features    "return of contribution" free
             and benefits"                     look treatment. By electing the
                                               Dollar Cap Averaging Program,
                                               you would only be eligible to
                                               receive a return of account
                                               value if you free look your
                                               contract.

             See "Charges and expenses"--      Items (i)-(iii) under this
             "Disability, terminal illness,    section are deleted in their
             or confinement to a nursing       entirety and replaced with:
             home" (For Series B contracts
             only)

                                               (i)We receive proof satisfactory
                                                  to us (including
                                                  certification by a U.S.
                                                  licensed physician) that the
                                                  Owner has a chronic illness
                                                  as defined pursuant to either
                                                  (a) or (b) below;

                                                  (a)unable to perform two
                                                     activities of daily living
                                                     (bathing, continence,
                                                     dressing, eating,
                                                     toileting and
                                                     transferring), meaning the
                                                     Owner needs human
                                                     assistance, or needs
                                                     continual substantial
                                                     supervision; or

                                                  (b)impairment of cognitive
                                                     ability, meaning a
                                                     deterioration or loss of
                                                     intellectual capacity due
                                                     to mental illness or
                                                     disease, including
                                                     Alzheimer's disease or
                                                     related illnesses, that
                                                     requires continual
                                                     supervision to protect
                                                     oneself or others.

                                               (ii)We receive proof
                                                   satisfactory to us
                                                   (including certification by
                                                   a U.S. licensed physician)
                                                   that the Owner's life
                                                   expectancy is twelve months
                                                   or less.
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
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 STATE       FEATURES AND BENEFITS             AVAILABILITY OR VARIATION
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
CALIFORNIA                                     (iii)The Owner is receiving, as
(CONTINUED)                                         prescribed by a physician,
                                                    registered nurse, or
                                                    licensed social worker,
                                                    home care or
                                                    community-based services
                                                    (including adult day care,
                                                    personal care, homemaker
                                                    services, hospice services
                                                    or respite care) or, is
                                                    confined in a skilled
                                                    nursing facility,
                                                    convalescent nursing home,
                                                    or extended care facility,
                                                    which shall not be defined
                                                    more restrictively than as
                                                    in the Medicare program, or
                                                    is confined in a
                                                    residential care facility
                                                    or residential care
                                                    facility for the elderly,
                                                    as defined in the Health
                                                    and Safety Code.
                                                    Out-of-state providers of
                                                    services shall be defined
                                                    as comparable in licensure
                                                    and staffing requirements
                                                    to California providers.

             See "More information" --         You can transfer ownership of an
             "Transfers of ownership,          NQ contract at any time before
             collateral assignments, loans,    annuity payments begin. You may
             and borrowing"                    assign your contract, unless
                                               otherwise restricted for tax
                                               qualification purposes.
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Structured Capital Strategies(R) is issued by and is a registered service mark of

             AXA Equitable Life Insurance Company (AXA Equitable). Co-distributed by affiliates AXA Advisors, LLC and AXA Distributors, LLC.
               1290 Avenue of the Americas, New York, NY 10104.

   Copyright 2016 AXA Equitable Life Insurance Company. All rights reserved.

                     AXA Equitable Life Insurance Company
                1290 Avenue of the Americas, New York, NY 10104
                                (212) 554-1234

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